Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-159855 on Form S-8 of our report dated June 23, 2010, relating to the financial statements and financial statement schedule of the Idaho Power Company Employee Savings Plan appearing in this Annual Report on Form 11-K of the Idaho Power Company Employee Savings Plan for the year ended December 31, 2009.

/s/Deloitte & Touche LLP

June 23, 2010